Exhibit 10.1

                                                       Draft:  December 30, 2002



                      ALLIANCE ATLANTIS COMMUNICATIONS INC.

                                     - and -

                                    POINT.360


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                            SHARE PURCHASE AGREEMENT


                                 ________, 2003

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

       THIS SHARE PURCHASE AGREEMENT is made as of _______, 2003 BETWEEN:

        Alliance Atlantis Communications Inc., a corporation governed by the laws of Canada, ("AACI")

                                      -and-

        Point.360,   a  corporation  governed  by  the  laws  of  the  State  of
        California, (the "Purchaser").

RECITALS:

     A. AACI owns and controls all of the issued and outstanding shares of Tattersall Casablanca Sound Inc., a corporation governed by the laws of the Province of Ontario ("TCSI"), Calibre Digital Design Inc., a corporation governed by the laws of the Province of Ontario ("CDI"), and Salter Street Digital Limited, a corporation governed by the laws of Canada ("SSDL", collectively with TCSI and CDI, the "Purchased Companies").

     B. AACI has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from AACI all of the issued and outstanding shares of the Purchased Companies, on the terms and conditions of this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINITIONS

        Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

        "AACI Accounts  Receivable" shall have the meaning given to such term in
Section 9.9;

        "Accounts Receivable" means any and all amounts which the Purchased Companies have invoiced their respective customers for goods and services actually sold or provided to them on credit in the ordinary course of business, bills receivable, trade accounts, commissions receivable, book debts and insurance claims recorded as receivable in the Books and Records of the Purchased Companies and any other amount due to the Purchased Companies including any refunds and rebates, and the benefit of all security (including cash deposits), guarantees and other collateral held by the Purchased Companies;

        "affiliate" shall have the meaning given to such term in the Canada Business Corporations Act;

        "Agreement" means this Share Purchase Agreement, including the Disclosure Letter, all schedules, and all instruments supplementing or amending or confirming this Agreement and references to "Article" or "Section" mean and refer to the specified Article or Section of the Share Purchase Agreement;

        "Alliance Atlantis Stock Option Plans" means the stock option plans as disclosed in Part 4.19(c) of the Disclosure Letter;

        "Audited Statements" means, for each of each of the Purchased Companies, the audited balance sheet as of December 31, 2002, and a statement of operations and a statement of cash flows for the year ended December 31, 2002, together with all notes and the auditors' report thereon, all as prepared by PricewaterhouseCoopers LLP;

        "Bonuses" means the discretionary annual bonuses given to the Employees pursuant to the Bonus Plans or pursuant to any Contract relating to the Employees;

        "Bonus Plans" means the Alliance Atlantis Management Bonus Plan and the Alliance Atlantis Employee Bonus Plan;

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        "Business  Day" means a day,  other than a Saturday or Sunday,  on which the principal commercial banks located in Toronto are open for business during normal banking hours, and the principal commercial banks located in Los Angeles, California, are open for business during normal banking hours;

        "Claim" means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable professional fees;

        "Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares under this Agreement;

        "Closing Date" means the date the Parties may agree in writing as the date upon which the Closing shall take place, which date shall be no later than the 10th day following the date of the exercise of the Option (as that term is defined in the Option Agreement), and in any event, no later than March 31, 2003;

        "Closing  Date Balance  Sheet"  shall have the meaning  given in Section
3.2;

        "Closing Time" means 10 o'clock a.m. Toronto time, on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

        "Contract" includes a lease, indenture, deed, contract, instrument, undertaking or other agreement or binding commitment of any kind, whether written or oral;

        "control" has the meaning given in the Canada Business Corporations Act;

        "Deposit" means the non-refundable deposit described in Section 2.1(b);

        "Disclosure Letter" means the disclosure letter delivered by AACI to the Purchaser concurrently with the execution and delivery of this Agreement;

        "Employees" means all persons employed by the Purchased Companies;

        "Encumbrances" means any pledge, lien, charge, security interest, lease, title retention agreement, mortgage, easement, right-of-way, title defect, option or adverse claim, or encumbrance of any kind or character whatsoever;

        "Equipment Contracts" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements relating to equipment used by the Purchased Companies;

        "Fixed Asset Adjustment" shall have the meaning given in Section 3.3;

        "Fixed Assets" means the fixed assets, machinery, equipment, fixtures, furniture, furnishings, vehicles, computers, networking equipment and software owned, leased, rented or licensed by the Purchased Companies;

        "Government Tax Credit Receivables" means any tax credits or similar receivables due from any Governmental Authority that remain outstanding as of the Closing Date in respect of work performed prior to December 30, 2002;

        "Governmental Authorities" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

        "Indemnified Party" shall have the meaning given in Section 10.1;

        "Indemnifying Party" shall have the meaning given in Section 10.1;

        "Intellectual Property" shall have the meaning given in Section 4.15;

        "Interim Services Agreement" means the services agreement between AACI and the Purchaser dated July 3, 2002, as amended as of December 30, 2002;

        "Knowledge" means the actual knowledge of a person after reasonable investigation. When referring to the Purchaser, "knowledge" shall mean the actual knowledge of the executive officers of the Purchaser who are identified as executive officers of that company in the Purchaser's proxy statement prepared for the annual meeting held on December 5, 2002. When referring to AACI, "knowledge" shall mean the actual knowledge of Paul Laberge, Jane Tattersall, Peter Denomme, and Robert Power. If any of Jane Tattersall, Peter Denomme, or Robert Power are no longer associated with their respective Purchased Companies, "knowledge" shall mean the principal executive officer of such Purchased Company on the date of this Agreement.

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        "Laws" means all applicable laws, by-laws, rules, statutes, regulations, decrees, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority;

        "Leased Real Property" means all premises which are leased, subleased, licensed or otherwise occupied by the Purchased Companies and the interest of each of the Purchased Companies in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way and other appurtenances situated on or forming part of such premises;

        "Legal Proceedings" shall have the meaning given in Section 4.20;

        "Material Adverse Effect" means, when used with reference to a Party or a Purchased Company, a material adverse effect on the business, financial condition, properties, profitability or operations of such Party or Purchased Company.

        "Material Contracts" means any Contract which any of the Purchased Companies is a party to or bound by which (i) involves the performance of services or the delivery of goods of any amount or value in excess of CAD $10,000.00 or (ii) cannot be terminated on 60 days or less of notice;

        "Material Equipment Contract(s)" shall have the meaning given in Section 4.16;

        "Non-Disclosure Agreement" means the non-disclosure agreement entered into by the Parties, dated as of June 6, 2002;

        "Notice" shall have the meaning given in Section 11.3;

        "Option Agreement" means the amended and restated option agreement between the Purchaser and AACI dated as of December 30, 2002;

        "Owned Real Property" means all freehold lands which are owned or purported to be owned, in fee simple, by the Purchased Companies including all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situated on or forming part of such lands;

        "Parties" means AACI and the Purchaser collectively, and "Party" means any one of them;

        "Party Claim" shall have the meaning given in Section 10.2;

        "Permitted Encumbrances" means the Encumbrances listed in Part 4.4 of the Disclosure Letter;

        "Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

        "Purchased Companies' Books and Records" means all books and records of the Purchased Companies or of AACI relating to the Purchased Companies, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, list of suppliers and customers, formulae, business reports, plans and projections. For greater certainty, books and records of AACI which contain consolidated information aggregated at the parent level relating to the Purchased Companies are not included in the meaning of "Purchased Companies' Books and Records";

        "Purchased Companies Intercompany Loans" shall have the meaning given in
Section 9.9;

        "Purchase Price" shall have the meaning given in Section 3.1;

        "Purchased Shares" means all of the issued and outstanding shares in the capital of the Purchased Companies. If any additional shares of capital stock of any of the Purchased Companies are issuable as a result of the contribution of any Intercompany Loans to the Purchased Companies pursuant to Section 9.9(b)(iv), the term "Purchased Shares" shall include all such additional shares;

        "Real Property Leases" means those agreements to lease, leases, subleases or licences or other occupancy rights pursuant to which the Purchased Companies use or occupy the Leased Real Property, including all amendments and supplements thereto;

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        "Referee" shall have the meaning given in Section 3.2;

        "Services Agreement" means the services agreement dated the date hereof, pursuant to which AACI agrees to grant to the Purchaser and/or the Purchased Companies a right of first refusal to perform for AACI certain post-production work required by the Alliance Atlantis Entertainment Group;

        "Stated Price" shall have the meaning given in Section 3.1;

        "Tattersall Options" means the options to purchase some of the Purchased Shares described in a buy-back option agreement dated as of April 1, 2000 among AACI, Tattersall Sound Inc., Casablanca Sound & Picture Inc., Jane Tattersall and others;

        "Tax Returns" means all returns, reports, declarations, elections, notices, filings, information returns and statements filed or required to be filed in respect of Taxes;

        "Taxes" means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions;

        "Third Party" shall have the meaning given in Section 10.4;

        "Third Party Claim" shall have the meaning given in Section 10.2; and

        "Working Capital" for the Purchased Companies means (i) the sum of all accounts receivable from parties other than AACI and its affiliates plus all prepaid expenses, less (ii) all accounts payable to parties other than AACI and its affiliates and all deferred revenues.

1.2 CERTAIN RULES OF INTERPRETATION

In this Agreement:

     (a) Time - time is of the essence in the performance of the Parties' respective obligations;

     (b) Headings - descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

     (c) Singular, etc. - use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

     (d) Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

     (e) Currency - all amounts in this Agreement are stated and shall be paid in lawful currency of the United States of America. Where currency is to be converted from United States dollars to Canadian dollars, the rate to be used will be the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York in effect on the relevant date (or the inverse of such rate if appropriate);

     (f) Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day; and

     (g) Inclusion - where the words "including" or "includes" appear in this Agreement, they mean "including (or includes) without limitation".

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1.3 ENTIRE AGREEMENT

        This Agreement together with the other documents to be delivered pursuant to this Agreement, including the Services Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including that certain letter of intent between the Parties, dated June 20, 2002, that certain option agreement dated July 3, 2002, and the Option Agreement. There are no warranties, conditions or representations (including any that may be implied by statute), and there are no agreements in connection with such subject matter, except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to the Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the Parties has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact not included in this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.4 INVALIDITY OF PROVISIONS

        Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

1.5 MODIFICATION AND WAIVER

        No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.6 APPLICABLE LAW; JURISDICTION

        This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. Any proceeding initiated by the Purchaser against AACI involving a dispute under this Agreement shall be conducted in Toronto, Canada, and any proceeding initiated by AACI against the Purchaser involving a dispute under this Agreement shall be conducted in Los Angeles, California.

1.7 ACCOUNTING PRINCIPLES

        All reference to generally accepted accounting principles means to principles recommended, from time to time, in the Handbook of the Canadian Institute of Chartered Accountants and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles.

1.8 DISCLOSURE LETTER AND SCHEDULES

        The disclosures in the Disclosure Letter and the Schedules attached to this Agreement are an integral part of this Agreement.

                                   ARTICLE 2
                                PURCHASE AND SALE

2.1 ACTION BY AACI AND PURCHASER

        Subject to the terms and  conditions of this  Agreement,  at the Closing
Time:

     (a) Purchase and Sale of Purchased Shares - AACI shall sell and the Purchaser shall purchase the Purchased Shares for the Purchase Price payable as provided in this Agreement;

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     (b)  Payment  of  Purchase  Price  - the  Purchaser  shall  deliver  a bank certified check or a wire transfer of funds to the account of AACI, as directed by AACI, in an amount equal to the Stated Price less (i) the $300,000 payment (the "Deposit") the Purchaser delivered to Torys LLP, as escrow agent, on December 30, 2002 pursuant to that certain escrow agreement entered into by AACI, the Purchaser and Torys LLP, and (ii) interest that has accrued on the foregoing $300,000 Deposit held in the escrow account. The Deposit held in the escrow account plus all interest that has accrued thereon shall be delivered by Torys LLP to AACI at the Closing;

     (c) Transfer and Delivery of the Purchased Shares - AACI shall transfer and deliver to the Purchaser share certificates representing all of the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable powers of attorney duly executed in blank, in either case by AACI as the holder of record, and shall take such steps as shall be necessary to cause the Purchased Companies to enter the Purchaser or its nominee(s) upon the books of the Purchased Companies as the holder of the Purchased Shares and to issue one or more share certificates to the Purchaser or its nominee(s) representing the Purchased Shares; and

     (d) Other Documents - AACI and Purchaser shall each deliver such other documents as may be necessary to complete the transactions provided for herein, including evidence reasonably satisfactory to the Parties that all conditions and covenants have been fully performed or waived.

2.2 PLACE OF CLOSING

        The Closing shall take place at the Closing Time at the principal office of Alliance Atlantis Communications Inc. located at 121 Bloor Street East, 15th Floor, Toronto, Ontario, or at such other place as may be agreed upon by AACI and the Purchaser.

2.3 TENDER

        Any tender of documents under this Agreement may be made upon the Parties or their respective counsel and money may be tendered to the Parties by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company or, with the consent of the Party entitled to payment, by wire transfer of immediately available funds to the account specified by that Party.

                                   ARTICLE 3
                                 PURCHASE PRICE

3.1 PURCHASE PRICE

        The Purchaser shall pay US$11,600,000 (the "Stated Price") for the Purchased Shares, which shall be allocated as provided in Part 3.1 of the Disclosure Letter. The Stated Price shall be adjusted as set out in Section 3.3 (the Stated Price, after such adjustments, if any, is herein referred to as the "Purchase Price").

3.2 CLOSING DATE BALANCE SHEET

     (a) Not later than 60 days after the Closing Date, AACI shall cause, at its sole expense, a balance sheet of each of the Purchased Companies as at the Closing Date to be prepared, which balance sheets shall be prepared in accordance with generally accepted accounting principles in a manner consistent with that of the balance sheet comprising part of the Audited Statements, and a consolidated balance sheet as at the Closing Date for all three Purchased Companies that shall reflect the three foregoing Closing Date balance sheets on a consolidated basis (the foregoing consolidated balance sheet is herein referred to as the "Closing Date Balance Sheet"). AACI shall cause each of the three Purchased Company balance sheets and the Closing Date Balance Sheet to be delivered to the Purchaser within 60 days after the Closing Date. AACI agrees to permit the Purchaser, at its sole expense, or the Purchaser's auditors to review such balance sheets and underlying financial data during the foregoing 60 day period and the 30-day period referred to in Section 3.2(b). The Closing Date
Balance Sheet shall take into account, on a pro forma basis, the adjustments contemplated by Sections 9.8 and 9.9.

     (b) Each Party will receive a copy of the Closing Date Balance Sheet not later than 60 days after the Closing Date and will have 30 days thereafter to review the Closing Date Balance Sheet and the underlying three balance sheets and financial data. If, within such 30 day period neither Party notifies the other that it has a disagreement with the Closing Date Balance Sheet, the Closing Date Balance Sheet shall be conclusive and binding on the Purchaser and AACI and the Parties shall be deemed to have agreed thereto.

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     (c) If either Party notifies the other of its disagreement with the Closing
Date Balance Sheet within such period, then the Purchaser and AACI shall attempt, in good faith, to resolve their differences with respect thereto within 15 days after the receipt of the notice of disagreement by the other Party. If the Parties are unable to resolve their differences within such 15 day period, each Party will, within 5 days thereafter, nominate a partner of a nationally recognized accounting firm (other than that Party's own auditors) (a "Referee") and both Referees will, within 2 days thereafter choose a third Referee (other than a member of a nationally recognized accounting firm which acts for either Party) to resolve the dispute. The Referees will, by a majority vote taken within 10 days after their selection, choose between final and complete proposals presented by each of the Parties.

3.3 PURCHASE PRICE ADJUSTMENTS

        On the second  Business Day after the Parties  have agreed,  pursuant to
Section 3.2, to the Closing Date Balance Sheet, the Stated Price may be decreased as follows:

     (a) if AACI does not discharge any Material Equipment Contract(s) which it is required to discharge within the time frames set out in and pursuant to
Section 9.8 (after giving effect to any requests by the Purchaser not to discharge certain Material Equipment Contract(s)), then the Stated Price shall be reduced by an amount equal to the amount required to discharge such Material Equipment Contract(s); and

     (b) if any Fixed Asset owned by the Purchased Companies as of December 31, 2002 is sold (other than in the ordinary course of business) or is destroyed or damaged and not replaced or repaired by the Closing Date (a "Fixed Asset Adjustment"), the Stated Price shall be reduced by the book value of such Fixed Asset as of December 31, 2002; provided that the aggregate value of such Fixed Asset Adjustment is not less than $25,000.

3.4 FINANCIAL CONDITION

        At the Closing Date, no Purchased Company shall have any indebtedness or liabilities other than (i) accounts payable, including, without limitation, Taxes payable and deferred Taxes, to Persons other than AACI and that arose in the ordinary course of business, and (ii) liabilities under Material Equipment Contracts that the Purchaser has instructed AACI and AACI has agreed, not to discharge pursuant to Section 9.8.

        At the Closing Date, the Purchased Companies shall, on a consolidated basis, have positive Working Capital, as shown on the Closing Date Balance Sheet, in an amount not less than $300,000. In the event that the Closing Date Balance Sheet Working Capital of the Purchased Companies, on a consolidated basis, is less than $300,000, AACI shall, within five business days of the determination of the Working Capital as shown on the Closing Date Balance Sheet, contribute to the Purchased Companies an amount of cash equal to the amount by which the Working Capital is less than $300,000.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

        AACI hereby represents and warrants to the Purchaser the matters set out below, and acknowledges that the Purchaser is relying on the following representations and warranties in completing the transactions contemplated herein:

4.1 INCORPORATION

        The Purchased Companies are corporations duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation. Each of the Purchased Companies has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted and is duly registered, licensed or otherwise qualified to carry on business, and is in good standing, in each jurisdiction in which it carries on business or in which it is required to be registered, licensed or otherwise qualified. In the case of TCSI and CDI, the Province of Ontario, and in the case of SSDL, the Province of Nova Scotia, are the only jurisdictions in which the nature of the business or the assets owned or leased by them makes such registration, license or qualification necessary.

4.2 RIGHT TO SELL

        AACI is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation. AACI is the sole registered and beneficial owner of the Purchased Shares, as described in the recitals hereto, free and clear of all Encumbrances at the Closing Time. AACI has the exclusive right to dispose of the Purchased Shares as provided in this Agreement and such disposition does not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, licence, permit or Law to which AACI is a party or subject or by which AACI is bound or affected. Upon the consummation of the transactions contemplated hereby, the Purchaser will acquire title to the Purchased Shares, free and clear of all Encumbrances.

4.3 CAPITALIZATION AND SUBSIDIARIES

        The authorized and issued share capital of each of the Purchased Companies is as set forth in Part 4.3 of the Disclosure Letter. All of the Purchased Shares have been validly issued and are outstanding as fully paid and non-assessable shares of the Purchased Companies. There are no options, warrants or other rights to purchase shares or other securities of the Purchased Companies and no securities or obligations convertible into or exchangeable for shares or other securities of the Purchased Companies are outstanding. None of the Purchased Companies owns any shares in the capital of any other corporation, other than Nerve F/X Inc., a corporation governed by the laws of the Province of Ontario, (a wholly-owned subsidiary of CDI), or is a party to any Contract pursuant to which it has agreed to acquire any shares in the capital of any other corporation.

4.4 PERMITTED ENCUMBRANCES

        Each of the Purchased Companies is the sole beneficial owner of all of assets and interest in assets set forth in the Audited Statements (other than such assets as may have been sold since the date of such Audited Statements in the ordinary course of business), with good and valid title, free and clear of all Encumbrances other than the Permitted Encumbrances listed in Part 4.4 of the Disclosure Letter.

4.5 DUE AUTHORIZATION

        AACI has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of AACI.

4.6 ENFORCEABILITY OF OBLIGATIONS

        This Agreement, and the other documents and agreements executed and delivered by AACI in connection with this Agreement and the transactions contemplated hereby, constitute and at the Closing will constitute valid and binding obligations of each of AACI enforceable against it in accordance with their terms, except that the enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance may be subject to equitable defenses.

4.7 ABSENCE OF CONFLICTING AGREEMENTS

        The Purchased Companies are not parties to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, licence, permit or Law which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created, or under which any license, permit, right, privilege or title to property held or owned by any of the Purchased Companies would be lost or materially impaired, as a result of the execution and delivery of this Agreement or any other agreement or document to be entered into under the terms of this Agreement, or the performance by AACI or the Purchased Companies of any of their respective obligations provided for under this Agreement or any other agreement or document contemplated in this Agreement. No party to a Material Contract with any of the Purchased Companies shall have the right to terminate such agreement with the Purchased Companies as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Neither AACI nor AACI is a party to any agreement or understanding regarding the sale of any of the Purchased Companies, or the assets or businesses of any of the Purchased Companies, which agreement or understanding would be breached by the execution and performance of this Agreement.

4.8 REGULATORY APPROVALS

        No approval, order, consent of or filing with any Governmental Authority is required on the part of AACI or the Purchased Companies, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered pursuant to this Agreement or the performance of AACI's obligations pursuant to this Agreement or any other documents and agreements to be delivered under this Agreement.

4.9 FINANCIAL STATEMENTS

        The Audited Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding periods and the Audited Statements present fairly in all material respects:

     (a) all of the assets, liabilities (including all contingent liabilities), shareholders' equity and financial position of each of the Purchased Companies as at the date of such Audited Statements; and

     (b) the sales, earnings, results of operation and changes in financial position of each of the Purchased Companies for the periods ended as of the date of such Audited Statements.

4.10 ACCOUNTS RECEIVABLE

        A true and complete list of all Accounts Receivable outstanding as of ____, 2002 [date of the most recently ended month] is set forth in Part 4.10 of the Disclosure Letter. All Accounts Receivable (i) shown in the Audited Statements and (ii) listed in Part 4.10 of the Disclosure Letter, have been bona fide created in good faith in the ordinary course of business, and, in the case of the Accounts Receivable shown in the Audited Statements, the reserves for doubtful accounts established in connection therewith and shown in the Audited Statements are adequate and calculated consistent with past practice. There is no contest, claim, or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

4.11 ABSENCE OF UNDISCLOSED LIABILITIES

        Except as disclosed in Part 4.11 of the Disclosure Letter, none of the Purchased Companies has incurred any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Audited Statements or which are incurred in the ordinary course of business.

4.12 ABSENCE OF CHANGES AND UNUSUAL TRANSACTIONS

        Since the date of the Audited Statements, there has not been any material change in the financial condition, operations, or prospects of any of the Purchased Companies other than changes in the ordinary and usual course of business, none of which has been materially adverse, and to the knowledge of AACI no event has occurred or circumstance exists that may result in such a material adverse change.

4.13 CONDITION OF ASSETS

        The Fixed Assets are in good condition, repair and (where applicable) proper working order, having regard to their use and age and such assets have been properly and regularly maintained.

4.14 LICENCES AND PERMITS

        Each of the Purchased Companies holds all licenses, permits and authorizations requisite for, and each Purchased Company has complied with all Laws applicable to, the conduct of its business, except where the failure to hold any license, permit or authorization, or the failure to comply with any Law would not have a Material Adverse Effect on such Purchased Company.

4.15 INTELLECTUAL PROPERTY

        Part 4.15 of the Disclosure Letter contains a complete and accurate list, separately for each of the Purchased Companies, of all registered patents, patent applications, registered and unregistered trade-marks, registered copyrights, trade names, proprietary computer software programs and websites owned or used by any of the Purchased Companies (collectively, the "Intellectual Property"). One or more of the Purchased Companies is the owner of all right, title, and interest in and to each of the Intellectual Properties, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims. The Purchased Companies have the right to use, without payment obligation to a third party, all of the Intellectual Property and have not granted any licence or other right to any other Person in respect of any Intellectual Property which they own. To the best knowledge of AACI, the use by the Purchased Companies of the Intellectual Property does not infringe, and the Purchased Companies have not received any notice, complaint, threat or claim alleging any infringement of any patent, trademark, trade name, copyright, industrial design, trade secret or other intellectual property or proprietary right of any other Person, and the conduct of the Purchased Companies does not include any activities which may constitute passing off.

4.16 EQUIPMENT CONTRACTS

        Attached as Part 4.16 of the Disclosure Letter is a list of all of the Equipment Contracts. Part 4.16 identifies all Equipment Contracts that are material to the operations and business of each of the Purchase Companies (the "Material Equipment Contracts"). All of the Equipment Contracts (other than those that are required to be discharged pursuant to Section 9.8) are (i) in full force and effect and no default exists on the part of the Purchased Companies, or, to the knowledge of AACI, on the part of any of the other parties thereto, and (ii) are not subject to any Encumbrances.

4.17 OWNED REAL PROPERTY

        There is no Owned Real Property.

4.18 LEASED REAL PROPERTY

     (a) Part 4.18 of the Disclosure Letter sets forth a complete and accurate list of the Leased Real Property.

     (b) The Real Property Leases have not been altered or amended.

     (c) There are no agreements or understandings between the landlord and tenant, or sublandlord and subtenant, other than as contained in the Real Property Leases, pertaining to the rights and obligations of the parties thereto relating to the use and occupation of the Leased Real Property.

     (d) All interests held by the Purchased Companies as lessee or occupant under the Real Property Leases are free and clear of all Encumbrances of any nature and kind whatsoever.

     (e) All payments required to be made by the Purchased Companies pursuant to the Real Property Leases have been duly paid, the Purchased Companies are not otherwise in default, and no event that, with notice or lapse of time or both, would constitute a default exists with respect to any of the Real Property Leases.

     (f) To AACI's knowledge, none of the landlords, sublandlords, tenants or subtenants under any of the Real Property Leases is in default in meeting any of its material obligations under Real Property Leases to which it is a party.

     (g) To the knowledge of AACI, no party to any of the Real Property Leases has repudiated any provision thereof, nor are there any disputes regarding any Real Property Lease.

4.19 EMPLOYMENT MATTERS

     (a) Part 4.19 of the Disclosure Letter sets forth a complete list, separately for each of the Purchased Companies, of all Employees, together with the titles and material terms of employment or retainer, including current wages, salaries, or hourly rate of pay, benefits, vacation entitlements, commissions, and most recent bonus paid or payable to each such Employee, and the date upon which each such Employee was first hired. Except as disclosed in
Part 4.19 of the Disclosure Letter, no Employee is on short-term or long-term disability leave, extended absence or receiving workers' compensation benefits.

     (b) Except as listed in Part 4.19(b) of the Disclosure Letter, there are no employment agreements that have been entered into with any Employees which are not terminable on the giving of reasonable notice in accordance with applicable law, nor are there any management agreements, retention bonuses, or employment contracts providing for cash or other compensation or benefits upon the closing of the transactions herein contemplated.

     (c) Except as described in Part 4.19(c) of the Disclosure Letter, there are no employment policies or plans, including policies or plans regarding incentive compensation (other than the Bonus Plans), stock options, severance pay or other terms or conditions of employment or terms or conditions upon which Employees may be terminated, which are binding upon the Purchased Companies other than those applicable at law or as contained in the employment agreements listed in
Part 4.19(b) of the Disclosure Letter. The Purchased Companies have made all payments or contributions required to be made by them under any of the Employee plans and policies, including those listed in Part 4.19(c) of the Disclosure Letter, whether such payment or contribution is required to be made on behalf of the Purchased Companies or the Employees. Any Employee plans and policies existing prior to the Closing will automatically terminate upon the Closing with respect to the Employees without any liability to the Purchased Companies.

     (d) None of the Purchased Companies has or after the Closing shall have any obligation or liability to any of their Employees under any of the Bonus Plans, other than such obligations that AACI has agreed to assume and satisfy.

     (e) The Purchased Companies have been and are being operated in material compliance with all Laws relating to employees, including employment standards, human rights, labour relations, pay equity and employment equity.

     (f) Part 4.19(e) of the Disclosure Letter sets out those Employees who currently hold stock options or share purchase rights pursuant to the Alliance Atlantis Stock Option Plans. Neither the Purchased Companies nor the Purchaser has or after the Closing will have any obligation to the Employees under the Alliance Atlantis Stock Option Plans.

     (g) Other than agreements that affect all industry participants, including without limitation guild agreements such as that with the Directors Guild of Canada, the Purchased Companies are not parties, either directly, voluntarily or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of their respective Employees or any independent contractors of the Purchased Companies.

     (h) To the best of AACI's knowledge, the Purchased Companies do not have any labour problems that might materially affect the value of the Purchased Companies or lead to an interruption of their operations at any location.

     (i) None of the Purchased Companies is currently making any payments to, or is currently required to make any payments to any former employee or such former employee's dependants, or to a deceased employee's dependants, including any payment of any pension benefits, retiree medical insurance coverage, or other benefits.

     (j) The Purchased Companies have taken all actions required under the employee plans or policies, and have not taken any prohibited actions with respect to any employee plan or policy of any of the Purchased Companies. As of the date hereof, no charge, complaint, action or other proceeding by any Employee or Governmental Authority is pending or, to the knowledge of AACI, threatened with respect to (i) the administration or implementation of any employee plan or policy, or (ii) the compliance by any of the Purchased Companies with the applicable laws respecting employment and employment practices.

4.20 LITIGATION

        Part 4.20 of the Disclosure Letter sets forth an accurate summary of each suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress, or, to the knowledge of AACI, pending or threatened against or relating to the
Purchased Companies before any Governmental Authority, commission, board, bureau, agency or arbitration panel (the "Legal Proceedings"). None of the Legal Proceedings, if determined adversely to the Purchased Companies, would, individually or collectively,

     (a) have a Material Adverse Effect on any of the Purchased Companies,

     (b) enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this Agreement, or

     (c) prevent AACI or the Purchased Companies from fulfilling all of their respective obligations set out in this Agreement or arising from this Agreement.

        AACI has no knowledge of any existing ground on which any Legal Proceeding might be commenced against any of the Purchased Companies with any reasonable likelihood of success. There is not presently outstanding against the Purchased Companies any judgment, decree, injunction, rule or order of any court, Governmental Authority, commission, board, bureau, agency or arbitrator.

4.21 INSURANCE

        Each of the Purchased Companies maintains such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as, in the opinion of AACI, are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect and each of the Purchased Companies are not in default, as to the payment of premium or otherwise, under the terms of any such policy.

4.22 TAX MATTERS

     (a) Each of the Purchased Companies has since January 1, 1999 duly and timely filed its Tax Returns with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon, and all Taxes for such prior periods have been duly paid.

     (b) Each of the Purchased Companies has duly and timely paid all Taxes, including all installments on account of Taxes for the current year that are due and payable by it whether or not assessed by the appropriate Governmental Authority. Each of the Purchased Companies has established reserves that are reflected on the Audited Statements that are at least equal to the amount of the liability of each of the Purchased Companies for all Taxes that are not yet due and payable as of the date of the Audited Statements.

     (c) Each of the Purchased Companies has not requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which it is or may be liable.

     (d) The Canadian federal and provincial income and capital tax liabilities of each of the Purchased Companies have been assessed by the relevant Governmental Authority and notices of assessment have been issued to each of the Purchased Companies by the relevant Governmental Authority for all taxation years prior to and including the taxation year ended March 31, 2001.

     (e) No audits by any Governmental Authorities with respect to any Taxes for any of the Purchased Companies are in progress, or to the knowledge of AACI, threatened.

4.23 PURCHASED COMPANIES' BOOKS AND RECORDS

        The Purchased Companies' Books and Records fairly and accurately set out and disclose in all material respects (where applicable, in accordance with generally accepted accounting principles) the financial position of each of the Purchased Companies and all material financial transactions of each of the Purchased Companies have been properly recorded in such Purchased Companies' Books and Records.

4.24 CORPORATE RECORDS AND MINUTE BOOKS

        The corporate records and minute books of each of the Purchased Companies contain complete and accurate minutes of all material meetings of the directors and shareholders and committees of directors (if any) thereof held since incorporation or acquisition by AACI as the case may be (or written resolutions in lieu of meetings), all such meetings were duly called and held, and such minutes (or written resolutions in lieu of meetings) accurately reflect all material transactions and commitments approved by the directors and shareholders relating to such corporation and the share certificate books, register of shareholders, register of transfers, and register of directors of each of the Purchased Companies are complete and accurate in all material respects.

4.25 THIRD PARTY CONSENTS

        Part 4.25 of the Disclosure Letter sets out a complete list of all notifications, approvals and consents required to be obtained by any of the Purchased Companies from any third party (including the parties to the Material Contracts and Real Property Leases) in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement. Any such notifications, approvals and consents have been obtained or shall be obtained prior to the Closing.

4.26 NON-ARM'S LENGTH DEBT

        None of the Purchased Companies is indebted to any officer, director, employee or shareholder of such company, and none of the Purchased Companies is indebted to any Person not dealing with the Purchased Companies at arm's length (within the meaning of the Income Tax Act (Canada)).

4.27 NO GUARANTEES

        None of the Purchased Companies is a party to or bound by any Contract or guarantee, indemnification, assumption, endorsement or any like commitment of, or with respect to, the debts, liabilities (contingent or otherwise) or obligations of any other Person.

4.28 RESIDENCE OF AACI

        AACI is not a non-resident for the purposes of the Income Tax Act (Canada).

4.29 MATERIAL CONTRACTS

        Part 4.29 of the Disclosure Letter contains a complete and accurate list of all Material Contracts. Each of the Material Contracts is in full force and effect and, except for the Material Equipment Contracts that will be discharged pursuant to Section 9.8, will remain in full force and effect following the Closing. There are no existing material defaults by any of the Purchased Companies under any of the Material Contracts.

4.30 ENVIRONMENTAL MATTERS

        To the knowledge of AACI, each of the Purchased Companies is in material compliance with all applicable environmental laws imposed by any Governmental Authority.

4.31 ABSENCE OF CERTAIN CHANGES AND EVENTS

        Except as set forth in Part 4.31 of the Disclosure Letter, since the date of the Audited Statements, the Purchased Companies have conducted their business only in the ordinary course of business and, without limiting the foregoing, since such date none of the following changes or events have occurred:

     (a) increase in the salaries of any Employees;

     (b) termination of, or receipt of notice of termination of any Material Contract (other than the discharge of Material Equipment Contracts pursuant to Section 9.8);

     (c) payment of any dividend or other distribution by any of the Purchased Companies to any of their shareholders; or

     (d) disposition of any assets or the Encumbrance of any asset of any Purchased Company, other than sales in the ordinary course of business.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to AACI the matters set out below. The Purchaser acknowledges that AACI is relying on the representations and warranties in completing the transactions contemplated herein.

5.1 INCORPORATION

        The Purchaser is a corporation duly incorporated and validly existing under the laws of the State of California.

5.2 DUE AUTHORIZATION

        The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly authorized by all necessary corporate action of the Purchaser.

5.3 ENFORCEABILITY OF OBLIGATIONS

        This Agreement, and the other documents and agreements executed and delivered by the Purchaser in connection with this Agreement and the transactions contemplated hereby, constitutes and at the Closing will constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their terms, except that the enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance may be subject to equitable defenses.

5.4 THIRD PARTY CONSENTS

        Schedule 5.4 to this Agreement sets out a complete list of all notifications, approvals and consents required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

5.5 ABSENCE OF CONFLICTING AGREEMENTS

        The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, licence, permit or Law which would be violated, contravened, breached by the execution and delivery of this Agreement or any other agreement or documents to be entered into under the terms of this Agreement, or the performance by the Purchaser of any of its obligations provided for under this Agreement or any other agreement or document contemplated in this Agreement.

5.6 REGULATORY APPROVALS

        No approval, order, consent of or filing with any Governmental Authority other than as set forth in Section 5.4 is required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered pursuant to this Agreement or the performance of the Purchaser's obligations pursuant to this Agreement or any other documents and agreement to be delivered under this Agreement, other than filings to be made after the Closing under the U.S. Securities Exchange Act of 1934, as amended.

                                   ARTICLE 6
                              NON-WAIVER; SURVIVAL

6.1 NATURE AND SURVIVAL

     (a) Subject to subsection (b), all representations, warranties and covenants (to the extent they have not already been performed at the Closing
Time) contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares and the payment of the consideration for the Purchased Shares for a period of two (2) years from the Closing Date.

     (b)  Representations  and  warranties  concerning  tax  matters  set out in
Section 4.23 shall survive for a period of ninety days after the relevant Governmental Authorities shall no longer be entitled to assess or reassess liability for Taxes against any of the Purchased Companies for any particular taxation period ended on or prior to the Closing Date, having regard without limitation, to any waivers in respect of any taxation year. All other representations and warranties shall only survive for a period of two (2) years from the Closing Date.

     (c) If no claim shall have been made under this Agreement against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of the survival periods set out in this
Section 6.1, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

                                   ARTICLE 7
                        PURCHASER'S CONDITIONS PRECEDENT

        The obligation of the Purchaser to complete the purchase of the Purchased Shares under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part).

7.1 PERFORMANCE OF OBLIGATIONS

        AACI shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

7.2 RECEIPT OF CLOSING DOCUMENTATION

        All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by AACI of its obligations under this Agreement shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser.

7.3 OPINION OF COUNSEL FOR AACI

        The Purchaser shall have received an opinion dated the Closing Date from in-house counsel for AACI, in a form satisfactory to the Purchaser and its counsel, acting reasonably.

7.4 CONSENTS, AUTHORIZATIONS AND REGISTRATIONS

        All consents, approvals, orders and authorizations of any person (or registrations, declarations, filings or recordings with any such authorities), required to be obtained by AACI in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before the Closing Time.

7.5 CORPORATE ACTION

        AACI and the Purchased Companies shall have taken all corporate action in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof.

7.6 WAIVER OF THE TATTERSALL OPTIONS

        The Tattersall Options shall have been waived.

7.7 SERVICES AGREEMENT

        The Purchaser and AACI shall have entered into a services agreement in substantially the form of the Interim Services Agreement attached hereto as
Schedule 7.7, which services agreement shall terminate and replace the Interim Services Agreement. [NOTE: The services agreement to be entered into at the closing shall be substantially the same as the Interim Services Agreement except that (i) it shall have a three-year term and (ii) shall contain a new section pursuant to which AACI will agree to provide PTSX or the Purchased Companies with at least Cnd. $1 million of library restoration work during 2003, of which no less than Cdn. $700,000 shall be provided in 2003 after the Closing. The library restoration work shall consist of digital duplication of tape based masters of existing library material and digital restoration of selected library materials.]

7.8 DIRECTOR RESIGNATIONS

        At or prior to the Closing, all directors of each of the Purchased Companies, other than those specified by the Purchaser, shall resign as directors, effective as of the Closing Time.

        If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Purchaser may terminate this Agreement by notice in writing to AACI, in which event the Purchaser is released from all obligations under this Agreement, and unless the Purchaser can show that the condition relied upon could reasonably have been performed by AACI, AACI is also released from all obligations under this Agreement. However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty or covenant (but not condition) contained in this Agreement other than a representation, warranty or covenant which has been specifically waived by the Purchaser in writing.

                                   ARTICLE 8
                           AACI'S CONDITIONS PRECEDENT

        The obligations of AACI to complete the sale of the Purchased Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of AACI and may be waived by AACI in whole or in part).

8.1 PERFORMANCE OF OBLIGATIONS

        The Purchaser shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

8.2 RECEIPT OF CLOSING DOCUMENTATION

        All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to AACI, acting reasonably, and AACI shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to AACI.

8.3 OPINION OF COUNSEL FOR AACI

        AACI shall have received an opinion dated the Closing Date from counsel for the Purchaser, in a form satisfactory to AACI and its counsel, acting reasonably.

8.4 CONSENTS, AUTHORIZATIONS AND REGISTRATIONS

        All consents, approvals, orders and authorizations of any person (or registrations, declarations, filings or recordings with any such authorities), required to be obtained by the Purchaser in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before the Closing Time.

8.5 CORPORATE ACTION

        The Purchaser shall have taken all corporate action required in connection with the completion of any of the transactions contemplated in this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof.

        If any of the foregoing conditions in this Article has not been fulfilled by Closing, AACI may terminate this Agreement by notice in writing to the Purchaser, in which event AACI is released from all obligations under this Agreement, and unless AACI can show that the condition relied upon could reasonably have been performed by the Purchaser, the Purchaser is also released from all obligations under this Agreement. However, AACI may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty or covenant (but not condition) contained in this Agreement other than a representation, warranty or covenant which has been specifically waived by AACI in writing.

                                   ARTICLE 9
                         OTHER COVENANTS OF THE PARTIES

9.1 CONDUCT OF BUSINESS PRIOR TO CLOSING

        During the period, if any, from the date of this Agreement to the Closing Time, AACI will cause the Purchased Companies to conduct their respective businesses in the ordinary and normal course, consistent with past practice.

9.2 ACCESS TO RECORDS AND CONFIDENTIALITY

     (a) During the period, if any, from the date of this Agreement to the Closing Time, AACI will provide and will cause each of the Purchased Companies to provide, access to and shall permit the Purchaser, through its representatives, to make such investigation of the business, operations, properties, assets and records of the Purchased Companies and of their respective financial and legal conditions as the Purchaser deems necessary or advisable, acting reasonably, to familiarize itself with such business, operations, properties, assets, records and other matters. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Time, AACI shall permit the Purchaser and its representatives, without interference to the ordinary conduct of the Purchased Companies and whenever possible outside of normal business hours, to have reasonable access to the Leased Real Property and any other premises.

     (b) In accordance with the terms of the Non-Disclosure Agreement, prior to the Closing, the Purchaser shall, except as otherwise agreed to by AACI, keep confidential all information disclosed to it by AACI or their agents relating to the Purchased Companies.

     (c) After the Closing, AACI shall keep confidential all information relating to the Purchased Companies, except information which:

     (i) is or becomes generally available to the public;

     (ii) AACI received after Closing from an independent third party, who had obtained the information lawfully and was under no obligation of secrecy; or

     (iii) AACI must disclose in order to comply with the requirements of being a reporting issuer as such term is defined in the Securities Act (Ontario) or a publicly traded company listed on both The Toronto Stock Exchange and the Nasdaq Stock Market.

9.3 EMPLOYMENT MATTERS

        The Purchaser shall ensure that the terms and conditions of employment of the Employees including salary, incentive compensation and benefits applicable immediately following the Closing Date are substantially similar in the aggregate to those presently received by the Employees. AACI covenants that to the extent that any of the Employees are entitled to a Bonus or would have otherwise received a Bonus in accordance with the terms of either of the Bonus Plans in respect of the fiscal year commencing April 1, 2002 but for the fact that such Employees are no longer eligible to receive a Bonus under either of the Bonus Plans as a result of the sale of the Purchased Companies to the Purchaser, AACI shall provide the Purchaser with a list of such eligible Employees along with the necessary funds to pay such Bonuses. The Purchaser covenants, upon receipt of the funds necessary to satisfy such Bonuses, to pay such Bonuses to the eligible Employees in accordance with AACI'ss instructions. This Section 9.3 only applies to Employees that remain employed by the Purchaser or the Purchased Companies at the time such Bonuses are paid.

9.4 ACTIONS TO SATISFY CLOSING CONDITIONS

        Each of the Parties agrees to take all such actions as are within its power to control, and to use its reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in Articles 7, 8 or 9 which are for the benefit of any other Party.

9.5 SALTER STREET DIGITAL LIMITED NAME CHANGE

        Within 60 days following the Closing Date, the Purchaser shall undertake all necessary steps to ensure that it discontinues use of the words "Salter Street" in association with SSDL and its business. For greater certainty, the Purchaser agrees to effect a name change of SSDL, to amend SSDL's articles of continuance, and to thereafter conduct its business and operations under a new name that does not include the words "Salter Street."

9.6 NON-COMPETITION

     (a) Until the later of (i) the third  anniversary  of the Closing  Date, or
(ii) the termination of the Services Agreement, AACI shall not, and shall not permit any of its current and subsequently acquired affiliated companies to, directly or indirectly, in any manner whatsoever, including without limitation, either individually or in partnership or jointly or in conjunction with any other Person, as principal, agent, representative, consultant, lender, contractor, employer, employee, investor or shareholder (except to the extent that AACI holds 5% or less of the equity of a public company), to engage in a Competitive Business (as defined below).

        As used herein, a "Competitive Business" means a business which provides standard definition and high definition on-line video editing, DVD authoring, sound and picture editing, sound mixing and design video post-production, descriptive video, video and audio compression, quality control, duplication, transcripts, computer generated imaging and other post-production services currently conducted by any of the Purchased Companies; provided however, that the term "Competitive Business" expressly excludes those activities of Alliance Atlantis Broadcasting Inc.'s post-production group which the Parties jointly acknowledge currently provide certain of the Services in the Territory and shall continue to do so.

     (b) The Parties hereto agree that the provisions of this Section 9.6 are binding on AACI and all of its current and subsequently acquired affiliated companies but shall not bind any companies that become affiliates of AACI (but in any event continues to bind AACI) in connection with a change of control of AACI nor do the provisions of this Section 9.6 in any way preclude AACI from acquiring or otherwise being involved with an entity, the principal business of which is not a Competitive Business.

     (c) The Parties hereto agree that the provisions of this Section 9.6 are reasonable and intend that such provisions be enforced as written. However, if any such provision, or part thereof, is held to be unenforceable because of the duration thereof, the area covered thereby, or the types of activities restricted thereby, the parties hereto agree that a court of competent jurisdiction making such determination shall have the power to reduce the duration of the provision, the geographic area of the provision, the types of activities specified and to delete specific words or phrases, and that in its reduced form, such provision shall then be enforceable.

9.7 POST-CLOSING CO-OPERATION

        Subsequent to the Closing Date, AACI agree to provide such assistance and co-operation, including without limitation appropriate data transfer and other information technology matters (outlined in Part 9.7), as the Purchaser may reasonably request to ensure a smooth transfer of the Purchased Companies and the continuing operation of their respective businesses.

9.8 SATISFACTION OF MATERIAL EQUIPMENT CONTRACTS

        Within 45 days after the Closing Date, AACI shall, at its expense, discharge all Material Equipment Contracts held by the Purchased Companies, and shall take all such other actions as may be necessary for full title (without any Encumbrances) to the equipment, assets and properties underlying the Material Equipment Contracts to be transferred to, and vested in, the Purchased Companies. Notwithstanding the foregoing, if within three Business Days following the exercise of the Option (as that term is defined in the Option Agreement), the Purchaser notifies AACI in writing that AACI should not discharge one or more of the Material Equipment Contracts, then AACI shall not discharge that Material Equipment Contract; provided however, that in such event, AACI shall not be so obligated unless the Purchaser arranges, on terms satisfactory to AACI, in its sole discretion, for any guaranty to be released and all obligations of AACI or its affiliates to be discharged or assumed by the Purchaser or the Purchaser's nominee without further recourse to AACI or its affiliates in respect of any Material Equipment Contract that is guaranteed by or otherwise imposes obligations on AACI or its affiliates. The Stated Price shall be reduced in the manner specified in Section 3.2 in respect of any Material Equipment Contract(s) that are not discharged in accordance with this
Section 9.8.

9.9 INTERCOMPANY INDEBTEDNESS

     (a)  In  the  ordinary  course  of  business  AACI  has  incurred  Accounts
Receivable payable by AACI to the Purchased Companies (the "AACI Accounts Receivable") and AACI has advanced funds to the Purchased Companies to enable them to fund their operations (the "Purchased Companies Intercompany Loans").

     (b) Immediately prior to the Closing:

     (i) AACI and each Purchased Company shall cause the AACI Accounts Receivable to offset and cancel, on a dollar for dollar basis, some or all of the Purchased Companies Intercompany Loans;

     (ii) the Purchased Companies shall transfer to AACI, or as directed by AACI, all Government Tax Credit Receivables in consideration of a reduction, on a dollar for dollar basis, of the Purchased Companies Intercompany Loans; provided however that if such Government Tax Credit Receivables are paid directly to the Purchased Companies or to the Purchaser, the Purchaser shall and shall cause the Purchased Companies to, promptly remit the amount of such Government Tax Credit Receivables to AACI or as directed by AACI;

     (iii) any cash balances held by the Purchased Companies on the Closing Date shall be used by AACI to reduce any outstanding Purchased Companies Intercompany Loans; and

     (iv) to the extent that any Purchased Companies Intercompany Loans remain outstanding after the foregoing adjustments, AACI shall contribute or otherwise convert the unpaid portion of such Purchased Company Intercompany Loans to common equity of the relevant Purchased Company on a dollar for dollar basis, which contribution or conversion shall result in the cancellation of the remaining unpaid portion of the Purchased Companies Intercompany Loans.

     (c) Subject to Section 9.10, the Parties acknowledge that it is the intention of the Parties that none of the Purchased Companies shall, immediately after the Closing, owe any indebtedness or liability to AACI with respect to actions occurring prior to the Closing.

9.10 PURCHASED COMPANY TAX RETURNS

        Any liability of the Purchased Companies for Taxes arising from the contribution by AACI to the Purchased Companies of the Purchased Companies Intercompany Loans, as provided in Section 9.9 above, shall be for the account of, and payable by, AACI. If the Purchaser or any of the Purchased Companies pays any Taxes arising from such liability, AACI shall promptly reimburse the Purchaser or the Purchased Companies in full for any such payment.

9.11 TAX FILING COVENANT

        AACI will duly and timely file all Tax Returns for each of the Purchased Companies with the appropriate Governmental Authority, at AACI's sole expense, for the taxation period beginning April 1, 2002 through, and including, the Closing Date, and will duly, completely and correctly report all income and all other amounts and information required to be reported thereon.

9.12 FINANCIAL CONDITION ADJUSTMENT

        If the Closing Date Balance Sheet indicates that the statements contained in Section 3.4 of this Agreement regarding the financial condition of the Purchased Companies on the Closing Date are not true and accurate as of the Closing Date, AACI shall, promptly after such determination, take such action as it deems necessary (by way of example only, by making additional cash contributions or assuming or repaying certain liabilities of the Purchased Companies), in its sole discretion, to make such statements true and accurate as of the Closing Date.

                                   ARTICLE 10
                                 INDEMNIFICATION

10.1 INDEMNIFICATION BY THE PARTIES

        Effective as and from the Closing Time, AACI shall indemnify and save the Purchaser and the Purchaser shall indemnify and save AACI harmless for and from (the Party agreeing to indemnify being referred to in this Section as the "Indemnifying Party" and the Party so indemnified being referred to in this Section as the "Indemnified Party") from and against all Claims which may be made or brought against or by an Indemnified Party, or which it may suffer or incur, directly or indirectly, as a result of or in connection with:

     (a) any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement;

     (b) any incorrectness in or breach of any representation or warranty of the Indemnifying Party pursuant to this Agreement; or

     (c) in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement.

10.2 NOTICE OF CLAIM

        The Indemnified Party shall give prompt written notice and in any event, within 20 days of the Indemnified Party receiving notice of such Claim, to the Indemnifying Party of any claim for indemnification pursuant to Section 10.1. Such notice shall specify whether the Claim arises as result of a claim by a Person other than a Party to this Agreement (a "Third Party Claim") or whether the Claim does not so arise (a "Party Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

     (a) the factual basis for the Claim; and

     (b) the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

10.3 PROCEDURE FOR INDEMNIFICATION

     (a) Party Claims. With respect to Party Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party consider necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim.

        If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), the Indemnified Party and the Indemnifying Party agree that the Indemnified Party shall be entitled to bring an action in a court of law to recover the full amount of the Claim and any costs incidental to the action.

     (b) Third Party Claims.

     (i) With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party.

     (ii) If the Indemnifying Party, having elected to assume control as contemplated in Section 10.3(b)(i) thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

10.4 ADDITIONAL RULES AND PROCEDURES

        The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

     (a) Any Claim arising as a result of a breach of a representation, warranty or covenant contained in Article 3 or Article 4 shall be made not later than the date on which, pursuant to Section 6.1, such representation, warranty or covenant is terminated.

     (b) An Indemnifying Party's obligation to indemnify the Indemnified Party shall only apply if the Claims in respect of which such Indemnifying Party has given an indemnity, in the aggregate, exceed US$50,000. If the aggregate amount of Claims exceeds US$50,000, then the Indemnifying Party shall be responsible for all such Claims.

     (c) If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

     (d) Except in the circumstance contemplated by Sections 10.4(c) and 10.3(b)(ii) and whether or not the Indemnifying Party assume control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

     (e) The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

     (f) The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

     (g) Notwithstanding Section 10.3(b)(ii), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

     (h) The maximum amount that may be claimed in the aggregate by any Party pursuant to this Article 10 is the Purchase Price.

10.5 INDEMNIFICATION CLAIMS

        The parties agree that this Article 10 sets out the sole and exclusive manner by which the Indemnified Party may seek monetary compensation from the Indemnifying Party for any matter in respect of which the Indemnified Party may make a Claim under Section 10.1, including, for greater certainty, any matter that could be made a Claim under that Section but for Section 10.4(b).

10.6 LIMITATION OF LIABILITY

        Each Party's liability to the other, except for liability arising from such Party's fraud, gross negligence or willful misconduct, is expressly limited to the Purchase Price.

                                   ARTICLE 11
                                     GENERAL

11.1 PUBLIC NOTICES

        Prior to the Closing Date, all public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by AACI and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except where required to do so by
(i) law or by the applicable regulations or policies of any provincial, state, federal, or other regulatory agency of competent jurisdiction of either Canada or the United States or (ii) the Nasdaq Stock Market, in circumstances where prior consultation with the other Party is not practicable.

11.2 EXPENSES

        Each of the Parties shall pay their respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Purchased Shares and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred.

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

11.3 NOTICES

        Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of electronic communication tested prior to transmission to such Party:

     (a) in the case of a Notice to AACI at:

                Alliance Atlantis Communications Inc.
                121 Bloor Street East, 15th Floor
                Toronto, Ontario
                M4W 3M5
                Attention:  Paul Laberge
                Facsimile:  (416) 966-7517

     (b) in the case of a Notice to the Purchaser at:

                Point.360
                7083 Hollywood Boulevard
                Suite 200
                Hollywood, CA  90028
                Attention:  Haig S. Bagerdjian
                Facsimile:  (323)  957-2297

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of electronic communication shall be deemed given and received on the first Business Day after its transmission, if a copy of such notice is mailed by first class mail to the recipient within 24 hours of such electronic transmission.

11.4 DISCLOSURE LETTER

     (a) The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

     (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.5 ASSIGNMENT

        Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or merger of any Party) and permitted assigns.

11.6 FURTHER ASSURANCES

        The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

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

11.7 COUNTERPARTS

        This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

11.8 EXECUTION BY TELECOPY

        This Agreement may be executed by the parties and transmitted by telecopy and, if so executed and transmitted, this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

        IN WITNESS OF WHICH the Parties have duly executed this Agreement.

                                           ALLIANCE ATLANTIS COMMUNICATIONS INC.

                                        By:
                                      Name:
                                     Title:

                                        By:
                                      Name:
                                     Title:

                                           POINT.360

                                        By:
                                      Name:
                                     Title:

                                        By:
                                      Name:
                                     Title:







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